For period
ending
January 31,
2017

Exhibit 77Q1
File number
811-8764




Amendment 1 to
Sub-Advisory Agreement
Dated as of June 24, 2014
THIS AMENDMENT is made as of September 27, 2016 between UBS ASSET MANAGEMENT (AMERICAS)
INC. ("UBS AM"), a Delaware Corporation and
Boston Partners Global Investors, Inc.  ("Sub-
Adviser"), a  Delaware corporation (the Amendment).
WHEREAS, the UBS AM (f/k/a UBS Global Asset
Management (Americas) Inc.) and Robeco Investment
Management, Inc. have entered into a Sub-Advisory
Agreement dated as of June 24, 2014; and

WHEREAS, PACE Large Co Value Equity Investments
(the "Portfolio") is a series of the Trust; and

WHEREAS, UBS Global Asset Management (Americas)
Inc. is now known as UBS Asset Management
(Americas) Inc.; and

WHEREAS, Robeco Investment Management, Inc. has changed its name and is now known as Boston Partners
Global Investors, Inc.;


NOW THEREFORE,

1.  effective immediately all references to UBS Global
Asset Management (Americas) Inc. are hereby changed to UBS Asset Management (Americas) Inc.; and

2. effective September 12, 2016 all references to Robeco Investment Management, Inc. are hereby changed to Boston Partners Global Investors, Inc..

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.
IN WITNESS WHEREOF; the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


Attest:					UBS Asset Management (Americas) Inc.

/s/Eric Sanders				/s/William MacGregor
Name:	 Eric Sanders			Name:  William MacGregor
Title:	Director			Title:  Executive Director



Attest:					Boston Partners Global Investors, Inc.

/s/Celine S. Matos			/s/William G. Butterly, III
Name:	Celine S. Matos		Name:  William G. Butterly, III
Title:	Executive Asst.			Title:  Chief Financial Officer